Exhibit B
Liberty Shipping Group LLC (“Liberty”)

Name/Title with Liberty	Present Business Address	Present Principal Occupation
Philip J. Shapiro Manager, President and Chief Executive Officer	1979 Marcus Avenue, Suite 200 Lake Success, New York 11042	Manager, President and Chief Executive Officer, Liberty Shipping Group LLC

Dale B. Moses Vice President, Chief Financial Officer and Secretary	1979 Marcus Avenue, Suite 200 Lake Success, New York 11042	Executive Vice President, Chief Financial Officer and Secretary, Liberty Maritime Corporation

Richard A. Cantlin Vice President	1120 N.W. Couch Street, Tenth Floor Portland, Oregon 97209-4128	Partner, Perkins Coie

Projection LLC (“Projection”)

Name/Title with Projection	Present Business Address	Present Principal Occupation
Philip J. Shapiro Chairman of the Board, President and Chief Executive Officer	1979 Marcus Avenue, Suite 200 Lake Success, New York 11042	Manager, President and Chief Executive Officer, Liberty Shipping Group LLC

Dale B. Moses Director, Vice President, Chief Financial Officer and Secretary	1979 Marcus Avenue, Suite 200 Lake Success, New York 11042	Executive Vice President, Chief Financial Officer and Secretary, Liberty Maritime Corporation

Richard A. Cantlin Director and Vice President	1120 N.W. Couch Street, Tenth Floor Portland, Oregon 97209-4128	Partner, Perkins Coie

All natural persons identified on this Exhibit B are citizens of the United States.